May 9, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 8-K of our report dated June 3, 2017 relating to the consolidated financial statements of Turnstyle Analytics Inc. consisting of the consolidated balance sheets as at December 31, 2016 and 2015, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended.

Yours truly,

MNP LLP